As filed with the Securities and Exchange Commission on September 10, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-0567010
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

12264 El Camino Real, Suite 350

San Diego, CA 92130

(Address of principal executive offices, including zip code)

Amended and Restated 2007 Incentive Stock and Awards Plan

(Full title of the plan)

Mark L. Baum

Chief Executive Officer

Imprimis Pharmaceuticals, Inc.

12264 El Camino Real, Suite 350

San Diego, CA 92130

(858) 704-4040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.001 per share	2,600,000 (2)	$7.75	$20,150,000	$2,595.32

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares available for grant, but not yet granted as of the date of this Registration Statement under the Imprimis Pharmaceuticals, Inc. Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”). Shares available for issuance under the Plan were previously registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission on May 12, 2009 (File No. 333-159159) and August 22, 2012 (File No. 333-183488).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, based on the average of the high and low sales prices of the Company’s Common Stock on the Nasdaq Capital Market on September 9, 2014.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E. to Form S-8 to register an additional 2,600,000 shares of common stock, par value $0.001 per share, of Imprimis Pharmaceuticals, Inc. (the “Company”) that may be offered and sold under the Imprimis Pharmaceuticals, Inc. Amended and Restated 2007 Incentive Stock and Awards Plan, pursuant to Amendment No. 1 to the Plan approved by the stockholders of the Company on September 27, 2013 (as amended, the “Plan”). This registration statement registers additional securities of the same class as other securities for which another registration statement filed on this form relating to the same employee benefit plan is effective. Pursuant to General Instruction E. to Form S-8, the contents of the Company’s two previously filed registration statements on Form S-8 relating to the Plan, (i) Registration No. 333-159159 filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2009 and (ii) Registration No. 333-183488 filed with the Commission on August 22, 2012, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 10, 2014.

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Mark L. Baum
Mark L. Baum
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark L. Baum and Andrew R. Boll, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Mark L. Baum	Chief Executive Officer and Director	September 10, 2014
Mark L. Baum	(Principal Executive Officer)

/s/ Andrew R. Boll	Vice President of Accounting and Public Reporting	September 10, 2014
Andrew R. Boll	(Principal Accounting & Financial Officer)

/s/ Stephen G. Austin	Director	September 10, 2014
Stephen G. Austin

/s/ August S. Bassani	Director	September 10, 2014
August S. Bassani

/s/ Robert J. Kammer	Chairman of the Board of Directors and Director	September 10, 2014
Robert J. Kammer

/s/ William H. Nelson	Director	September 10, 2014
William H. Nelson

EXHIBIT INDEX

Exhibit Number	Document

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of KMJ Corbin & Company LLP

24.1	Power of Attorney (contained on signature page)